NEWS RELEASE

Exhibit 10.2

Media Contact:
Jared Matkin, Overstock.com, Inc.
+1 (801) 947-3880
jmatkin@overstock.com

Investor Contact:
Kevin Moon, Overstock.com, Inc.
+1 (801) 947-3282
kmoon@overstock.com

OVERSTOCK.COM COMPLETES SALE OF OTRAVEL.COM

SALT LAKE CITY (April 25, 2007) — Overstock.com, Inc. (NASDAQ: OSTK) today announced that it has completed the sale of its wholly owned subsidiary OTravel.com, Inc. to Castles Travel, Inc., an affiliate of Kinderhook Industries, LLC, and Castles Media Company LLC, for $17.0 million, including cash of $11.0 million.

OTravel (formerly known as Ski West, Inc.) is a Park City, Utah-based on-line travel company specializing in customized lodging and vacation packages, primarily in popular ski areas in the U.S. and Canada.

About Overstock.com

Overstock.com, Inc. is an online “closeout” retailer offering discount, brand-name merchandise for sale over the Internet. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel. Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market and can be found online at http://www.overstock.com.

About Kinderhook

Kinderhook Industries, LLC (“Kinderhook”) is a private equity firm with $470.0 million under management.  Kinderhook partners with highly talented management teams to pursue private equity investments in non-core divisions of public companies, management buyouts of entrepreneurial-owned businesses and troubled situations and existing small capitalization companies lacking institutional support.  Kinderhook’s principals have completed in excess of fifty transactions, investing over $1.0 billion throughout their investment careers.  Representative investments include companies in the health care services, basic manufacturing and business services industries. More information regarding Kinderhook can be found at http://www.kinderhookindustries.com.

About Castles Media Company

Castles Media Company was created to operate industry leading, highly targeted media properties in attractive vertical markets.  The Company plans to acquire and develop several category-specific media properties that can generate significant value by connecting buyers and sellers more efficiently and with greater utility than traditional mass media.   Castles Media is led by Julian Castelli, a tenured senior executive with a successful track record of both leading large public companies and building and developing smaller start-up organizations.   More information regarding Castles Media can be found at http://www.castlesmedia.com.

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